UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2011

Next 1 Interactive, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52669	26-3509845
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

2690 Weston Road, Suite 200 Weston, FL 33331
(Address of Principal Executive Offices)

(954) 888-9779
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 11, 2011, Next 1 Interactive, Inc. (the “Company”) entered into a termination agreement (the “Termination Agreement”), by and between the Company and William James Whyte (the “Holder”) pursuant to which the Company and the Holder agreed to cancel (i) that certain convertible promissory note dated January 25, 2010, issued by the Company in favor of the Holder in the principal amount of $3,500,000 (the “Original Note”) and (ii) those certain common stock purchase warrant agreements (agreement nos. 00025, 00034 and 00050), dated April 6, 2010, July 12, 2010 and July 23, 2010, respectively, pursuant to which the Company granted the Holder the right to purchase an aggregate amount of 1,050,000 shares of the Company’s common stock at the Warrant Price(as defined in each) (together, collectively, the “Original Warrants”, and together with the Original Note, collectively, the “Original Transaction Documents”).  In consideration for the termination of the Original Transaction Documents, the Holder (i) converted $450,000 of principal owed under the Original Note into 2,250,000 shares of common stock of the Company; and (ii) exercised the Original Warrants in an amount equal to 1,050,000 shares of common stock of the Company.  In addition, as further consideration for the Holder entering into the Termination Agreement, the Company agreed to thereafter pay the Holder $25,000 in full satisfaction of any and all interest, fees and expenses owed under the Original Note as of March 11, 2011.

As a condition to the effectiveness of the Termination Agreement, the Company executed and delivered to the Holder a common stock purchase warrant, dated March 17, 2011, pursuant to which the Holder shall have the right to purchase up to 3,600,000 shares of the Company’s common stock at an exercise price of $0.25 per share on or before July 22, 2013 (the “Termination Warrant”).  As a further condition to the effectiveness of the Termination Agreement, the Company executed and delivered to the Holder a convertible promissory note, dated March 17, 2011, in the principal amount of $500,000 in favor of the Holder, as further described below in Item 2.03, which is incorporated herein by reference.

The foregoing description of the Termination Warrant and the Termination Agreement are not intended to be complete and are qualified in their entirety by the complete text of such documents, attached as exhibits to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 17, 2011 the Company executed and delivered to the Holder a convertible promissory note in the principal amount of $500,000 in favor of the Holder (the “Promissory Note”).  The Promissory Note has a maturity date of April 6, 2012, or such earlier date upon which the amounts due under the Promissory Note become immediately due and payable pursuant to the terms and conditions thereof (the “Maturity Date”).  Interest on the Promissory Note shall be 6% per annum.  The Company has the option to prepay any portion of the Promissory Note prior to the maturity date.  The Holder retains the right to convert the Promissory Note into shares of the Company’s common stock at a conversion price of $0.20 per share at any time prior to the Maturity Date. In the event that the Company offers to assign, transfer, place and/or sell the Promissory Note, and all outstanding obligations owed thereunder, to a qualified third party, and the Holder refuses such assignment, transfer, placement and/or sale, the Company retains the right, at its sole discretion to convert the unpaid principal portion of the Promissory Note and any accrued interest thereon into shares of the Company’s common stock.

The issuance of the Promissory Note was an unregistered sale of securities conducted pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

The foregoing description of the Promissory Note is not intended to be complete and is qualified in its entirety by the complete text of such document, attached as an exhibit to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Warrant

4.2	Promissory Note

10.1	Termination Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXT 1 INTERACTIVE, INC.

Date: March 17, 2011	By:	/s/ William Kerby
William Kerby
Chief Executive Officer